Exhibit 99.1

MannKind Corporation Reports 2011 First Quarter Financial Results

- Conference Call to Begin Today at 4:30 PM EDT -

VALENCIA, Calif.--(BUSINESS WIRE)--May 9, 2011--MannKind Corporation (Nasdaq:MNKD) today reported financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011 total operating expenses were $38.1 million, compared to $40.6 million for the first quarter of 2010. Research and development (R&D) expenses were $26.3 million for the first quarter of 2011 compared to $30.5 million for the same quarter in 2010, a decrease of $4.2 million. This 14% decrease in R&D expense was primarily due to a decrease in raw materials purchases resulting from the February 2011 termination of an insulin supply agreement. As a consequence of terminating the agreement, the Company did not accept delivery of any insulin in the first quarter of 2011. General and administrative (G&A) expenses increased by $1.7 million to $11.8 million for the first quarter of 2011 compared to $10.1 million in the first quarter of 2010. This 16% increase in G&A expense was primarily due to employee severance and other related termination benefits associated with the February 2011 reduction in force.

The net loss applicable to common stockholders for the first quarter of 2011 was $41.5 million, or $0.34 per share based on 121.1 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $44.7 million, or $0.40 per share based on 113.1 million weighted average shares outstanding for the first quarter of 2010. The number of common shares outstanding at March 31, 2011 was 130,674,783.

Cash, cash equivalents and marketable securities were $47.5 million at March 31, 2011 and $70.4 million at December 31, 2010. In the first quarter of 2011, the Company issued and sold a total of 1.4 million shares of common stock to Seaside 88, LP (Seaside) for net proceeds of $9.7 million in accordance with the Company’s common stock purchase agreement with Seaside. Concurrently, with the sales of common stock to Seaside, the Company issued and sold a total of 1.4 million shares of common stock to The Mann Group, an entity controlled by the Company’s principal stockholder, for a total purchase price of $11.1 million, which was paid by the cancellation of outstanding principal under the Company’s loan agreement with The Mann Group. As of March 31, 2011, the principal amount due under the loan agreement was $224.2 million, subsequent to the debt cancellation of $11.1 million, and the Company has $98.0 million of available borrowings under the loan agreement.

“We recently held a productive End-of-Review meeting with the FDA regarding the path forward for AFREZZA,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “In this meeting, we were able to clarify many details about the FDA’s requirements for approval of AFREZZA, and the agency indicated that its minutes of the meeting would contain additional advice regarding aspects of our planned studies. Once the protocols are finalized, we are ready to initiate the required clinical studies at sites in the United States, Europe and Latin America. As always, we remain committed to our goal of providing a novel treatment to the millions of patients with diabetes.”

Conference Call

MannKind management will host a conference call to discuss these results today at 4:30 p.m. Eastern Time. To participate in the call please dial (888) 790-2011 or (312) 470-7327 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (800) 510-9727 or (402) 998-0111.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA(R), is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. MannKind is also evaluating an investigational cancer immunotherapy product, MKC1106-MT, in a phase 2 clinical trial. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to future interactions with the FDA and future clinical studies, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, those associated with clinical development of pharmaceutical products and the regulatory approval process and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation (A Development Stage Company) Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended March 31,		Cumulative period from February 14, 1991 (date of inception) to March 31, 2011
	2011	2010
Revenue	$50	$—	$3,131
Operating expenses:
Research and development	26,289	30,491	1,292,381
General and administrative	11,762	10,110	351,363
In-process research and development costs	—	—	19,726
Goodwill impairment	—	—	151,428
Total operating expenses	38,051	40,601	1,814,498
Loss from operations	(38,001)	(40,601)	(1,811,767)
Other income (expense)	1,350	(790)	(1,267)
Interest expense on note payable to principal stockholder	(2,476)	(2,102)	(19,927)
Interest expense on senior convertible notes	(2,413)	(1,210)	(20,266)
Interest income	15	3	36,986
Loss before provision for income taxes	(41,525)	(44,700)	(1,816,241)
Income taxes	—	—	(26)
Net loss	(41,525)	(44,700)	(1,816,267)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	(952)
Net loss applicable to common stockholders	$(41,525)	$(44,700)	$(1,839,479)
Net loss per share applicable to common stockholders — basic and diluted	$(0.34)	$(0.40)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	121,057	113,095

MannKind Corporation (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 46,912	$66,061
Marketable securities	549	4,370
State research and development credit exchange receivable — current	674	674
Prepaid expenses and other current assets	2,479	2,849
Total current assets	50,614	73,954
Property and equipment — net	203,179	202,356
State research and development credit exchange receivable — net of current portion	729	629
Other assets	230	317
Total	$ 254,752	$277,256

Liabilities and Stockholders’ Deficit

Current liabilities	$ 24,395	$18,134
Senior convertible notes	209,655	209,335
Note payable to principal stockholder	224,203	235,319
Stockholders’ deficit	(203,501)	(185,532)
Total	$ 254,752	$277,256

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com